As filed with the Securities and Exchange Commission on May 31, 2019

Registration No. 333-207803

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-207803

UNDER

THE SECURITIES ACT OF 1933

Travelport Worldwide Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-36640	98-0505105
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

Axis One, Axis Park Langley, Berkshire, SL3 8AG, United Kingdom +44-1753-288-000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rochelle J. Boas, Esq.

Senior Vice President, Legal & Corporate Secretary

Axis One, Axis Park

Langley, Berkshire, SL3 8AG

United Kingdom

+44-1753-288-000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Nussbaum, Esq. Igor Kirman, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Fax: (212) 403-2000	Daniel Wolf, P.C., Esq. Christian O. Nagler, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Fax: (212) 446-4900

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Travelport Worldwide Limited (the “Registrant”), deregisters all of the Registrant’s common shares, par value $0.0025 per share (“Shares”), and any other securities remaining unissued under the following Registration Statement on Form S-3ASR (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3ASR (No. 333-207803), filed with the Commission on November 4, 2015, pertaining to the registration of an indeterminate aggregate offering price and number or amount of the Registrant’s Shares, debt securities, preference shares, certain warrants, certain rights, and Shares to be sold by unnamed selling shareholders.

Pursuant to an Agreement and Plan of Merger, dated as of December 9, 2018 (as amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Toro Private Holdings III, Ltd. (“Parent”), following the execution of a joinder agreement, dated December 11, 2018, Toro Private Holdings IV, Ltd., a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and a wholly owned subsidiary of Parent (the “Surviving Company,” and such merger, the “Merger”). The Merger became effective on May 30, 2019.

As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares and other securities registered under the Registration Statement but not sold under the Registration Statement as of the date hereof, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, Travelport Worldwide Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Parsippany, New Jersey on May 31, 2019. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.

TRAVELPORT WORLDWIDE LIMITED

By:	/s/ Rochelle J. Boas
Name: Rochelle J. Boas
Title: Senior Vice President and Corporate Secretary